Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-28597, 333-38855, 333-67457, 333-93427, 333-48730, 333-52158, 333-86140 and 333-103789) of Rambus Inc. of our report dated February 6, 2004, except as to Note 13 which is as of February 13, 2004, relating to the financial statements, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

February 13, 2004